Exhibit 3.5

FORM N0.7

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF INCREASE OF SHARE CAPITAL

OF

TRANSATLANTIC PETROLEUM LTD.
(Hereinafter referred to as "the Company")

DEPOSITED in the office of the Registrar of Companies on the day of July , 2017, in accordance with the provisions of section 45(3) of the

Companies Act 1981.

Minimum Share Capital of the Company	$11,000,000

Authorized Share Capital of the Company	$11,000,000
Increase of Share Capital as authorized by By a resolution passed at a general Meeting of the Company on the 23rd day of May 2017	$10,000,000

AUTHORIZED SHARE CAPITAL AS INCREASED	$21,000,000

DULY STAMPED in the amount of BD$ being the stamp duty payable on the amount of increase of share capital of the Company in accordance with the provisions of the Stamp Duties Act, 1976.

Secretary

DATED THIS day of, July 2017

NOTE:

This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the share capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.